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                     April 18, 2022

       Enrique Mayor-Mora
       Chief Financial Officer
       CarMax, Inc.
       12800 Tuckahoe Creek Parkway
       Richmond, Virginia 23238

                                                        Re: CarMax, Inc.
                                                            Form 10-K for
Fiscal Year Ended February 28, 2021
                                                            Filed April 20,
2021
                                                            Form 10-Q for
Quarter Ended November 30, 2021
                                                            Filed January 6,
2022
                                                            File No. 001-31420

       Dear Mr. Mayor-Mora:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services